Exhibit (a)(1)(A)

Offer To Purchase for Cash
by
CYBEROPTICS CORPORATION
of
up to 1,714,285 Shares of its Common Stock
(including associated rights issued under the Rights Agreement)
at a Purchase Price Not Greater Than $10.75 nor Less Than $8.75 Per Share

THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JULY 29, 2008, UNLESS THE
OFFER IS EXTENDED.

          CyberOptics Corporation, a Minnesota corporation (“CyberOptics,” “we,” or “us”), is offering to purchase up to 1,714,285 shares of its Common Stock, no par value (the “Common Stock”), including the associated Rights issued under the Rights Agreement dated December 7, 1998, as amended (the “Rights”), at a price not greater than $10.75 nor less than $8.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the Common Stock and shall include the Rights; and unless the Rights are redeemed prior to the expiration of the Offer, a tender of the shares will also constitute a tender of the Rights.

          We are offering to purchase up to a maximum of 1,714,285 shares for a value of $15,000,000 in the Offer. Subject to the conditions of the Offer, we will determine a single share price, not greater than $10.75 nor less than $8.75 per share, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. The actual number of shares to be purchased will be determined by the prices at which shares are tendered because the maximum amount we will spend to repurchase shares is $15,000,000. Fewer than 1,714,285 shares will be purchased if the purchase price is higher than $8.75.

          We will pay for the shares in cash, less any applicable withholding taxes and without interest. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in increments of $0.25) within the price range specified above that will allow us to purchase up to $15,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered. If, based on the purchase price we determine, shares having an aggregate value of less than $15,000,000 are properly tendered, we will buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if, based on the purchase price we determine, more than $15,000,000 in value of shares are properly tendered and not properly withdrawn. We will return to the tendering shareholders shares tendered at prices above or below the price range specified above and shares that we do not purchase because of proration or conditional tenders, at our expense promptly after the Offer expires. See Section 3.

          The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

          Questions and requests for assistance may be directed to Wells Fargo Shareowner Services (“Wells Fargo”) or Laurel Hill Advisory Group, LLC (the “Information Agent”) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

June 30, 2008

          The shares are listed and traded on the Nasdaq Stock Market (“NASDAQ”) under the symbol “CYBE”. On June 23, 2008, the last full trading day before the Board of Directors first announced its intention to make the Offer, the reported closing price of the shares on NASDAQ was $8.60 per share. On June 27, 2008, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $10.07 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

          Neither our management, our Board of Directors, Wells Fargo nor the Information Agent has made any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors in determining whether to tender shares and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 11.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

          If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal and deliver it, together with the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo at one of its addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares under CyberOptics’ equity compensation plans, you may exercise your vested options, subject to CyberOptics’ trading policy, and tender any of the shares issued upon exercise.

          If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to Wells Fargo by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to Wells Fargo by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

          If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $8.75 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $8.75 per share. The lower end of the price range for the Offer is above the closing market price for the shares on June 23, 2008, the last full trading day before our Board of Directors first announced its intention to make the Offer, when the closing market price on NASDAQ was $8.60. The lower end of the price range for the Offer is below the closing market price for the shares on June 27, 2008, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $10.07. The higher end of the price range is above these closing market prices.

          We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to shareholders in any such jurisdiction.

          If you have any questions regarding the Offer, please contact Laurel Hill Advisory Group, LLC, the Information Agent for the Offer, toll-free at (888) 742-1305.

          We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, Wells Fargo or the Information Agent.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	5
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	11
INTRODUCTION	12
THE TENDER OFFER	13
1. Number of Shares; Price; Priority of Purchase	13
2. Purpose of the Tender Offer; Certain Effects of the Tender Offer	16
3. Procedures for Tendering Shares	18
4. Withdrawal Rights	24
5. Purchase of Shares and Payment of Purchase Price	25
6. Conditional Tender of Shares	26
7. Conditions of the Tender Offer	27
8. Price Range of the Shares	29
9. Source and Amount of Funds	30
10. Information About CyberOptics Corporation	30
11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	32
12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	38
13. Legal Matters; Regulatory Approvals	39
14. United States Federal Income Tax Consequences	39
15. Extension of the Tender Offer; Termination; Amendment	41
16. Fees and Expenses	42
17. Miscellaneous	43

SUMMARY TERM SHEET

          We are providing this summary term sheet for your convenience. CyberOptics Corporation is at times referred to as “we,” “our” or “us.” We refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

          CyberOptics Corporation.

What is CyberOptics offering to purchase?

          We are offering to purchase up to a maximum of 1,714,285 shares for a value of $15,000,000 in the Offer.

What will the purchase price for the shares be and what will be the form of payment?

          We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $8.75. The prices that may be specified increase in increments of $0.25 up to $10.75, the highest price that may be specified.

          The price range for the Offer is $8.75 to $10.75 per share. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price that will allow us to buy up to $15,000,000 in value of shares. The lower end of the price range for the Offer is above the closing market price for the shares on June 23, 2008, the last full trading day before our Board of Directors first announced its intention to make the Offer, when the closing market price on NASDAQ was $8.60. The lower end of the price range for the Offer is below the closing market price for the shares on June 27, 2008, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $10.07. The higher end of the price range is above these closing market prices. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

          All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above or below the price range of the Offer.

          If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $8.75 per share. You should understand that this election may lower the purchase price paid for all shares in the Offer and could result in your shares being purchased at the minimum price of $8.75 per share.

          If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is CyberOptics offering to purchase in the Offer?

          We are offering to purchase not more than 1,714,285 shares (up to $15,000,000 in value) of our Common Stock. At the maximum purchase price of $10.75 per share, we could purchase up to 1,395,348 shares, which would represent approximately 17.0% of the total number of issued and outstanding shares of our Common Stock as of June 27, 2008. At the minimum purchase price of $8.75 per share, we could purchase up to 1,714,285 shares, which would represent approximately 20.9% of the total number of issued and outstanding shares of our Common Stock as of June 27, 2008. If, based on the purchase price we determine, more than $15,000,000 in value of shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 shares), which we will purchase on a priority basis (though tenders of less than all of the shares owned by an “odd lot” holder will not qualify for this priority), and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

How will CyberOptics pay for the shares?

          The aggregate purchase price will be up to $15,000,000. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash, cash equivalents and marketable securities.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

          You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., New York time, on July 29, 2008, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We encourage you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See Section 3.

          We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance of any shares that have been tendered on or before July 29, 2008 until the end of the extension period. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if CyberOptics extends the Offer or amends the terms of the Offer?

          We do not currently intend to extend the Offer. However, in the event that we do extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

          Our Board of Directors has reviewed a variety of alternatives for application of the roughly $45,000,000 of cash, cash equivalents and marketable securities we currently have available. We considered, and aggressively pursued, an acquisition this past fall and intend to continue to consider acquisitions even after completion of this offer. Our Board of Directors also considered our liquidity and the number of shares of our outstanding common stock, the market price of our common stock and our operations, expectations for future cash flow and consumption, and our overall operating strategy in approving the offer. The Board of Directors believes that the Offer is a prudent use of our financial resources and an effective means of providing value to our shareholders.

          Our Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism that can provide all of our shareholders the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

          The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales and without effecting the market price in a relatively illiquid stock. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to Wells Fargo and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 9.

What are the significant conditions to the Offer?

          The Offer is subject to customary conditions such as absence of a suspension in trading or a material change at CyberOptics. See Section 7, “Conditions of the Offer,” which sets forth in full the conditions to the Offer. The Offer is not conditioned on the availability of financing.

Following the Offer, will CyberOptics continue as a listed public company?

          Yes. The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the Offer will cause the remaining outstanding shares to be delisted from NASDAQ.

          How do I tender my shares?

          If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York time, on July 29, 2008, or any later time and date to which the Offer may be extended, or earlier as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal and deliver it, together with the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares under CyberOptics’s equity compensation plans, you may exercise your vested options, consistent with CyberOptics trading policy, and tender any of the shares issued upon exercise.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to Wells Fargo by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to Wells Fargo by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

          You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options and vested stock awards participate in the Offer?

          If you hold vested but unexercised options to purchase shares, you may exercise your options, in accordance with the terms of the applicable stock option agreement and plans and CyberOptics’ trading policy and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by CyberOptics described in Section 1. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. If your stock awards have vested you should follow the above instructions applicable to shares held by a broker or shares held in your own name, as applicable to you. Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

In what order will shares be purchased?

          If, based on the purchase price we determine, shares having an aggregate value in excess of $15,000,000 are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares as follows:

•	first, all “odd lots” of less than 100 shares from holders who properly tender all of their shares within the specified price range and who do not properly withdraw them before the Expiration Time;

•

second, from all other shareholders who properly tender shares at or below the purchase price determined in the Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

•

third, if necessary to permit us to purchase $15,000,000 in value of shares at the purchase price determined in the Offer (or such greater amount as we may elect to pay), shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

          If you own beneficially or of record fewer than 100 shares in the aggregate, we will purchase all of your shares without subjecting them to the proration procedure if you properly tender all of these shares within the specified price range and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

          Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York time, on July 29, 2008, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., New York time, on August 26, 2008. See Section 4.

How do I withdraw shares I previously tendered?

          To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to Wells Fargo while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to Wells Fargo or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has CyberOptics or its Board of Directors adopted a position on the Offer?

          Our Board of Directors has approved the Offer. However, neither our management, our Board of Directors, Wells Fargo nor the Information Agent are making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Do the directors and executive officers of CyberOptics intend to tender their shares in the Offer?

          Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

          Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following consummation of the Offer. See Section 2.

What is the recent market price of my shares?

          On June 23, 2008, the last full trading day before CyberOptics announced its intention to make the Offer, the reported closing price of the shares on NASDAQ was$8.60per share. On June 27, 2008, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $10.07 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

When will CyberOptics pay for the shares I tender?

          We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer. We may not be able to announce the final results of proration, if any, or pay for any shares until five (5) business days after the Expiration Time and proration period. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

          If you are the record owner of your shares and your shares are tendered directly to Wells Fargo, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

          The receipt of cash for shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes. You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 3.

          All shareholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of shares.

Does CyberOptics intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

          Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. We have suspended our stock repurchase program under which we were seeking the purchase of 1,000,000 shares of our Common Stock during a one year period commencing on February 18, 2008 through a 10b5-1 plan.

Will I have to pay stock transfer tax if I tender my shares?

          We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom can I talk to if I have questions?

          If you have any questions regarding the Offer, please contact the Laurel Hill Advisory Group, LLC, the Information Agent for the Offer, toll-free at (888) 742-1305. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

          This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

          In addition, please refer to our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2008 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, in each case as filed with the SEC, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact us and our business. See Section 10. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

          We invite our shareholders to tender shares of our Common Stock for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to a maximum of 1,714,285 shares, representing $15,000,000 in value of shares, at a price not greater than $10.75 nor less than $8.75 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to “shares” shall refer to the Common Stock of CyberOptics. The actual number of shares to be purchased will be determined by the prices at which shares are tendered because the maximum amount we will spend to repurchase shares is $15,000,000. Fewer than 1,714,285 shares will be purchased if the purchase price is higher than $8.75.

          The Offer will expire at 5:00 p.m., New York time, on July 29, 2008, unless extended as described in Section 15.

          After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy up to $15,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered. If shares having an aggregate value of less than $15,000,000 are properly tendered, we will purchase all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

          We will purchase only shares properly tendered and not properly withdrawn at prices at or below the purchase price we determine. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if, based on the purchase price we determine, more than $15,000,000 in value of shares are properly tendered. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

          If your shares are registered in your own name and you tender directly to Wells Fargo Shareowner Services, Wells Fargo for the Offer, you will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

          In addition, holders of vested but unexercised options to purchase shares outstanding under our 1998 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), may exercise those options, consistent with CyberOptics trading policy, and tender some or all of the shares issued upon such exercise. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested and otherwise free from restrictions of transfer.

          The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

          Neither our management, our Board of Directors, Wells Fargo nor the Information Agent has made any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors in determining whether to tender shares and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

          Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

          Any tendering shareholder or other payee that fails to complete, sign and return to Wells Fargo the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Offer.

          As of June 27, 2008, there were 8,215,914 shares of our Common Stock issued and outstanding. At the maximum purchase price of $10.75 per share, we could purchase up to 1,395,348 shares, which would represent approximately 17.0% of the total number of issued and outstanding shares of our Common Stock as of June 27, 2008. At the minimum purchase price of $8.75 per share, we could purchase up to 1,714,285 shares, which would represent approximately 20.9% of the total number of issued and outstanding shares of our Common Stock as of June 27, 2008. The shares are listed and traded on NASDAQ under the symbol “CYBE.” On June 23, 2008, the last full trading day before our Board of Directors first announced its intention to make the Offer, the reported closing price of the shares on NASDAQ was $8.60. On June 27, 2008, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $10.07 per share. Shareholders are encouraged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1. Number of Shares; Price; Priority of Purchase

          General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 1,714,285 shares, representing up to $15,000,000 in value, of shares of our Common Stock at a price not greater than $10.75 nor less than $8.75 per share, net to the seller, in cash, less any applicable withholding tax and without interest.

          The term “Expiration Time” means 5:00 p.m., New York time, on July 29, 2008, unless we, in our sole discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

          If the Offer is over-subscribed as described below, shares tendered at or below the purchase price and not properly withdrawn will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

          If we:

•	increase the price to be paid for shares above $10.75 per share or decrease the price to be paid for shares below $8.75 per share; or

•	increase the available funds and thereby increase the number of shares purchasable in the Offer; or

•	decrease the available funds and thereby decrease the number of shares purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 5:00 p.m., New York time, on the 10th business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such 10 business day period. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 5:00 p.m., New York time.

          The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to satisfaction of certain other conditions. See Section 7.

          In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not in excess of $10.75 nor less than $8.75 per share, at which they are willing to sell their shares to us in the Offer. The lowest price that may be specified is $8.75. The prices that may be specified increase in increments of $0.25 up to $10.75, the highest price that may be specified. Alternatively, shareholders can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering shareholder receiving the minimum price of $8.75 per share. See Section 8 for recent market prices for the shares. The lower end of the price range for the Offer is below the closing market price for the shares on June 23, 2008, the last full trading day before our Board of Directors first announced its intention to make the Offer, when the closing market price on NASDAQ was $8.60. The lower end of the price range for the Offer is below the closing market price for the shares on June 27, 2008, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $10.07.

          Promptly following the Expiration Time, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn and will determine the lowest purchase price within the price range specified above that will allow us to buy up to $15,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered. If, based on the purchase price we determine, fewer than $15,000,000 in value of shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through a national news service.

          All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot”

priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if shareholders tendered at or below the purchase price, if, based on the purchase price we determine, more than $15,000,000 in value of shares are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly after the Offer expires. Shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

          If the number of shares properly tendered at or below the purchase price determined in the Offer and not properly withdrawn prior to the Expiration Time is less than or equal to $15,000,000 in value of shares, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price we determine.

          Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if, based on the purchase price determined in the Offer, shares having an aggregate value in excess of $15,000,000 have been properly tendered at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•

tenders all shares owned beneficially and of record by the Odd Lot Holder at a price at or below the purchase price determined in the Offer (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this priority); and

•	properly completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price determined in the Offer on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

Third, if necessary to permit us to purchase $15,000,000 in value of shares at the purchase price determined in the Offer, shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

          As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at or below the purchase price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we determine.

          Odd Lots. The term “Odd Lot Holder” means a person who owns beneficially or of record fewer than 100 shares in the aggregate.

          To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. This priority is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to Wells Fargo would also avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

          Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the purchase price determined in the Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we expect that we may not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

          As described in Section 14, the number of shares that we will purchase from a shareholder in the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

          This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer

          Purpose of the Tender Offer. We intend to spend up to $15,000,000 to purchase our shares, which at the price range specified could result in our purchase of between 1,395,348 and 1,714,285 of our shares, or up to approximately 20.9% of our outstanding shares as of June 27, 2008.

          Our Board of Directors has reviewed a variety of alternatives for application of the roughly $45,000,000 of cash, cash equivalents and marketable securities we currently have available. We considered, and aggressively pursued, an acquisition this past fall and intend to continue to consider acquisitions even after completion of this offer. Our Board of Directors also considered our liquidity and the number of shares of our outstanding common stock, the market price of our common stock and our operations, expectations for future cash flow and consumption, and our overall operating strategy in approving the offer. The Board of Directors believes that the Offer is a prudent use of our financial resources and an effective means of providing value to our shareholders.

          Our Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism that can provide all of our shareholders the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

          The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales and without effecting the market price in a relatively illiquid stock. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to Wells Fargo and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 9.

          Neither our management, our Board of Directors, Wells Fargo nor the Information Agent has made any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors in determining whether to tender shares and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

          Certain Effects of the Tender Offer. If, as a shareholder, you do not tender your shares in the Offer, tender only a portion of your shares, or the shares you tender are only partially accepted because of proration, you will continue to be an owner of CyberOptics. If we complete the Offer, the remaining shareholders will realize a proportionate increase in their relative equity interest per share in CyberOptics and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on NASDAQ or in the over the counter market, or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give you no assurance regarding the price at which you may be able to sell shares in the future.

          The shares that we acquire in the Offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or the rules of NASDAQ). We would, for example, be able to issue these shares for acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

          The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

          Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

          From time to time, we evaluate merger and acquisition opportunities to see if such opportunities would be a prudent use of our financial resources and provide value to our shareholders. However, we currently have no immediate plans to pursue any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, which is material to us and our subsidiaries, taken as a whole.

          Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, indebtedness or capitalization, our corporate structure or our business, except as disclosed in this Offer to Purchase;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	Our equity securities ceasing to be authorized to be listed on NASDAQ;

•	our Common Stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws that could impede the acquisition of control of us.

          Regardless of the absence of any current plans, proposals or negotiations, as part of our long-term corporate goal of increasing shareholder value, we have considered and will continue to consider various alternatives, including open market repurchases of our shares, strategic acquisitions, internal restructurings and business combinations. Except as otherwise disclosed in this Offer to Purchase, on the date of this Offer to Purchase no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

3. Procedures for Tendering Shares

          Valid Tender. If you wish to tender shares in the Offer, you must transmit for receipt by Wells Fargo prior to the Expiration Time, at one of Wells Fargo’s addresses set forth on the back cover of this Offer to Purchase:

•

a Letter of Transmittal, properly completed and signed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

          In the alternative, you may, before the Expiration Time, comply with the guaranteed delivery procedures described below.

          If a broker, dealer, commercial bank, trust company, or other nominee holds your shares, it is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

          The valid tender of shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

          In accordance with Instruction 5 of the Letter of Transmittal, if you desire to tender shares in the Offer you must either:

•

check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder” (you should be aware that this election could mean that none of your shares will be purchased if the price selected by you is higher than the purchase price eventually determined in the Offer after the expiration time); or

•

check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $8.75 per share (you should understand that this election may lower the purchase price paid for all purchased shares in the tender offer and could result in the tendered shares being purchased at the minimum price of $8.75 per share).

Your tender of shares will be proper if you check one, and only one, of these boxes on the Letter of Transmittal. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” The lower end of the price range for the Offer is below the closing market price for the shares on June 27, 2008, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $10.07.

          If you wish to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In order to withdraw, shareholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

          We encourage shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to Wells Fargo.

          Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

          Book-Entry Transfer. For purposes of the Offer, Wells Fargo will establish an account for the shares at The Depository Trust Company (the “DTC”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer those shares into Wells Fargo’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into Wells Fargo’s account at DTC, the Letter of Transmittal, properly completed and signed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, Wells Fargo at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or you may comply with the guaranteed delivery procedures described below.

          The confirmation of a book-entry transfer of shares into Wells Fargo’s account at DTC described above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to Wells Fargo.

          The term “agent’s message” means a message transmitted by DTC to, and received by, Wells Fargo and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering shares through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

          Method of Delivery. You must choose the method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through DTC, and you will retain the risk of any loss during delivery through the method you choose. Shares will be deemed delivered only when actually received by Wells Fargo (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver your certificates by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

          Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

          A “registered holder” of tendered shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or other institution that would be eligible according to the terms of this Offer.

          Except as described above, all signatures on any Letter of Transmittal for shares tendered must be guaranteed by an eligible institution. See Instructions 6 and 12 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 6 and 12 to the Letter of Transmittal.

          Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, you may tender if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and signed Notice of Guaranteed Delivery in the form we have provided is received by Wells Fargo, as provided below, prior to the Expiration Time; and

•

Wells Fargo receives at one of its addresses listed on the back cover of this Offer to Purchase and within three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and signed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into Wells Fargo’s account at DTC, together with all other required documents and either a Letter of Transmittal, which has been properly completed and signed and includes all signature guarantees required, or an agent’s message.

          A Notice of Guaranteed Delivery must be delivered to Wells Fargo by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

          Stock Incentive Plan; Stock Awards. Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of their stock option agreement, the Stock Incentive Plan, and CyberOptics’ trading policy, and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by CyberOptics described in Section 1. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

          Return of Unpurchased Shares. Wells Fargo will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at DTC, Wells Fargo will credit the shares to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

          Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of the SEC’s Rule 14e-4 for a person, either alone or acting in concert with others, to tender shares for their own account unless, at the time of tender and at the Expiration Time, the person has a “net long position”:

(i) in at least the number of shares tendered, and will deliver the shares, or cause the shares to be delivered, to us within the period specified in the Offer; or

          (ii) in other securities (“Equivalent Securities”) that are immediately convertible into, exercisable for or exchangeable for at least the number of shares tendered and, upon the acceptance of the tender, will acquire the shares by conversion, exchange, or exercise of the Equivalent Securities and will deliver the shares so acquired to us within the period specified in the Offer.

          The same restrictions apply to the tender or guarantee of a tender on behalf of another person. A tender of shares made by any method of delivery described in this Offer to Purchase will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer. A tender will also constitute the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) the tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

          Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any tenders that we determine are not in proper form or that may be unlawful for us to accept for payment. We also reserve the absolute right, in our sole discretion, to waive any defect in any tender of shares of any shareholder, whether or not similar defects are waived for other shareholders. A tender of shares will not have been made until all defects and irregularities have been cured or waived. We are not required, directly, through Wells Fargo, or through any other person, to give you notification of any defects in tenders and we will not incur any liability for failure to give notification. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery, and the instructions thereto) will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and wave any right you might otherwise have to challenge those decisions.

          If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

•

you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares, other securities or distributions issued or issuable in respect of your shares); and

•

when we accept your shares for payment, we will acquire good and marketable title to your shares, free and clear of all liens, restrictions, claims and encumbrances and not subject to any adverse claims or rights.

          Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

          In this Offer to Purchase, and in the Letter of Transmittal, we stated that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of shares and the satisfaction of conditions to the Offer will be valid and binding. These statements, and any related statements that a holder tendering shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law. These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which shares will be accepted and which will be returned, to make decisions which are final with respect to the validity of tenders. Without this ability to make decisions, we cannot accurately determine the number of shares tendered and make decisions about such matters as proration and return of shares. Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

          Lost Certificates. If you desire to tender and have lost your share certificates, or they have been destroyed or stolen, you should follow the instructions in the Letter of Transmittal related to lost certificates. See Instruction 12 of the Letter of Transmittal.

          United States Federal Income Tax Withholding. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to Wells Fargo and certifies, under penalties of perjury, that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to Wells Fargo, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from Wells Fargo. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a shareholder’s U.S. federal income tax liability, provided that the required information is furnished.

          Any tendering shareholder or other payee that fails to complete fully and sign the substitute form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer.

          Gross proceeds payable in the Offer to a foreign shareholder or his or her agent will be subject to U.S. withholding tax at a rate of 30%, unless Wells Fargo determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not for U.S. federal income tax purposes:

(a)	an individual citizen or resident of the United States,

(b)	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

(c)	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

(d)

a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors. A foreign shareholder may be eligible to file for a refund of the withholding tax or a portion of the tax if the shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14. A foreign shareholder may be entitled to a reduced or zero rate of withholding under an applicable income tax treaty if we withheld at a higher rate. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign shareholder must deliver to Wells Fargo, before payment, a properly completed and executed IRS Form W-8BEN (or other applicable Form W-8) claiming the exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid in the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to Wells Fargo, before payment, a properly completed and executed IRS Form W-8ECI claiming the exemption. These forms can be obtained from Wells Fargo. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

          For a discussion of material United States federal income tax consequences to tendering shareholders, see Section 14.

4. Withdrawal Rights

          Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., New York time, on August 26, 2008, unless such shares have been accepted for payment as provided in the Offer.

          For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by Wells Fargo at one of its addresses listed on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

          If certificates for shares have been delivered or otherwise identified to Wells Fargo, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to Wells Fargo and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

          If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

          If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with DTC’s procedures.

          Withdrawals of tenders of shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

          All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. Our determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. Neither CyberOptics, Wells Fargo, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights in the Offer, Wells Fargo may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by the SEC’s Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price

          Subject to the terms and conditions of the Offer, promptly after the Expiration Time, we will (i) determine a single per share purchase price, and (ii) accept for payment and pay for shares having an aggregate purchase price of up to $15,000,000. We will pay the same purchase price for all shares and will accept and pay for shares only if they are properly tendered at a price at or below the purchase price and not properly withdrawn before the Expiration Time.

          For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to Wells Fargo of our acceptance of the shares for payment pursuant to the Offer.

          Subject to the terms and conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by Wells Fargo of:

•	certificates for shares or a timely book-entry confirmation of the deposit of shares into Wells Fargo’s account at DTC;

•	a properly completed and signed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

          We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with Wells Fargo, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

          If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any shares until five business days after the Expiration Time. Unless a shareholder specifies otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

          Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

          We will pay all stock transfer taxes, if any, payable on the shares purchased pursuant to the Offer. If, however, (i) a registered holder requests that we pay the purchase price to someone other than, or unpurchased shares be registered in the name of someone other than, the registered holder, or (ii) tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

          Any tendering shareholder or other payee that fails to complete fully, sign and return to Wells Fargo the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 14 regarding U.S. federal income tax consequences for foreign shareholders.

6. Conditional Tender of Shares

          Subject to the exception for Odd Lot Holders, if the Offer is oversubscribed shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Shareholders who hold certificates in their own names may also specify which certificates represent the minimum number of shares that must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

          Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if, based on the purchase price determined in the Offer, more than $15,000,000 in value of shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

          After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an amount having an aggregate purchase price of $15,000,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $15,000,000 in value of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot under these circumstances, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer

          Notwithstanding any other provision of the Offer but subject to the SEC’s Rule 13e-4(f)(5), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, if any of the events set forth below occur prior to the Expiration Time and we reasonably conclude that it is inadvisable to proceed with the Offer or with acceptance for payment:

•

there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•

a decrease in excess of 15% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our shareholders otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary which is material to us and our subsidiaries, taken as a whole, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 27, 2008);

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 27, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion;

•

we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.

Rule 13e-4(f)(5) requires that we either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer, regardless of whether any shares have theretofore been accepted for payment.

          All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 7 will be final and binding upon all parties.

8. Price Range of the Shares

          The shares are traded on NASDAQ under the symbol “CYBE”. The following table sets forth, for each of the periods indicated, the high and low closing prices per share as reported by NASDAQ based on published financial sources.

	High	Low

Fiscal 2006
First Quarter	$16.25	$13.25
Second Quarter	$16.25	$12.00
Third Quarter	$14.10	$11.75
Fourth Quarter	$14.24	$11.07
Fiscal 2007
First Quarter	$14.60	$12.73
Second Quarter	$14.80	$11.73
Third Quarter	$13.75	$11.50
Fourth Quarter	$13.75	$10.51
Fiscal 2008
First Quarter	$12.41	$9.69
Second Quarter (through June 27, 2008)	$11.70	$7.88

          On June 23, 2008, the last full trading day before our Board of Directors first announced its intention to make the Offer, the reported closing price of the shares on NASDAQ was $8.60. On June 27, 2008, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $10.07 per share. We encourage shareholders to obtain a current market price for the shares before deciding whether and at what price or prices to tender their shares.

9. Source and Amount of Funds

          Assuming that the Offer is fully subscribed, the aggregate purchase price will be approximately $15,000,000. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash, cash equivalents and marketable securities.

          We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

          After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

10. Information About CyberOptics Corporation

          CyberOptics was founded in 1984 by Dr. Steven K. Case (Chairman of the Board), a former professor at the University of Minnesota, with the goal of commercializing technology for non-contact three-dimensional sensing.

          We are a leading global supplier of optical process control sensors and inspection systems that are used to control the manufacturing process and to ensure the quality of electronic circuit boards manufactured by our customers using surface mount technology (“SMT”). We also manufacture and sell sensors that assist with yield improvement, and the placement and transport of wafers during semiconductor fabrication. Our products assist the global SMT and semiconductor industries in meeting the rigorous quality demands for printed circuit board assembly and semiconductor wafers. Using a variety of proprietary technologies such as lasers, optics and machine vision, combined with software, electronics and mechanical design, our products enable manufacturers to increase production volume, product yields and quality by measuring the characteristics and placement of components both during and after the manufacturing process.

          Our business is organized in two operating segments. Our Electronic Assembly segment designs, manufactures and sells optical process control sensors and inspection systems for the electronic assembly equipment market. Our Semiconductor segment designs, manufactures and sells optical and other process control sensors and related equipment for the semiconductor capital equipment market.

          Most of our products (91% of revenue in 2007) are developed and sold for use in SMT electronic circuit board assembly or with equipment used in SMT electronic circuit board assembly as part of our Electronic Assembly segment. We sell products in this market both as sensor components that are incorporated into products manufactured by other companies for sale to circuit board assembly companies, and as more complete “systems” that are sold directly to circuit board assembly companies. Our sensor products are sold to manufacturers of pick-and-place machines to align electronic surface mount components during placement on the circuit board and to solder paste printer companies to align stencils with circuit boards. Our systems products are sold to contract manufacturers and other companies with surface mount assembly lines, to control quality as in-line systems. These system level products are used by manufacturers of circuit boards to measure screen printed solder paste, to inspect circuit boards and components after component placement, to confirm proper placement after full assembly of circuit boards and to inspect solder joints on printed circuit boards. Manufacturers of DRAM memory also use our system products to inspect assembly of their memory modules.

          Our Semiconductor segment develops and sells products that assist with yield improvement in semiconductor fabrication, and for use with the robotic equipment that handles semiconductor wafers during the semiconductor fabrication process. In addition, we sell a frame grabber product line for general industrial applications. These product lines are sold through CyberOptics Semiconductor, Inc. which was formed from the combination of HAMA™ Sensors, Inc. and Imagenation® Corporation, companies acquired in 1999 and 2000. Semiconductor products were 9% of total revenues in 2007.

          Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

          These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review and/or download free copies of our Annual Report on Form 10-K at our website at http://www.cyberoptics.com.

          Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2007, filed March 10, 2008
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2008, filed May 8, 2008
Current Reports on Form 8-K	Filed on June 23, 2008, May 21, 2008, April 23, 2008, February 13, 2008

          Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

          You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request free copies of these filings by writing or telephoning us at the following address: CyberOptics Corporation, Attention: Jeffrey Bertelsen, Chief Financial Officer, 5900 Golden Hills Drive, Golden Valley, Minnesota 55416; (763) 542-5000. You may also review and/or download free copies of our Annual Report on Form 10-K at our website at www.cyberoptics.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Offer.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

          As of June 27, 2008, there were 8,215,914 shares of our Common Stock issued and outstanding. We intend to spend up to $15,000,000 to purchase shares of Common Stock in the Offer. At the maximum purchase price of $10.75 per share, we could purchase up to 1,395,348 shares, which represents approximately 17.0% of the total number of issued and outstanding shares of our Common Stock as of June 27, 2008. At the minimum purchase price of $8.75 per share, we could purchase up to 1,714,285 shares, which would represent approximately 20.9% of the total number of issued and outstanding shares of our Common Stock as of June 27, 2008.

          As of June 27, 2008, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of approximately 690,105 shares, representing approximately 8.1% of the total number of outstanding shares. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, assuming we purchase 1,714,285 shares in the Offer, and assuming no director or executive officer tenders any shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers to approximately 10.1%. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

          Assuming we purchase an aggregate of 1,714,285 shares in the Offer, and assuming no director or executive officer tenders any shares in the Offer, the percentage beneficial ownership of each director and executive officer after the Offer will be approximately as set forth in the table below.

          The following table sets forth certain information regarding ownership of our common stock as of June 27, 2008 by (i) all known beneficial owners of more than five percent of our common stock, (ii) each director, (iii) each executive officer, (iv) all directors and executive officers of CyberOptics as a group. Unless otherwise indicated, the address of each person listed is c/o CyberOptics Corporation, 5900 Golden Hills Drive, Golden Valley, Minnesota 55416; (763) 542-5000.

	As of June 27, 2008		Percentage Owned After Offer (with above stated assumptions)

	Number of Shares Owned (1)	Percent of Shares (Issued and Outstanding)

Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109 (2)	879,606	10.7%	13.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202 (3)	885,837	10.8%	13.6%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401 (4)	670,345	8.2%	10.3%
Steven K. Case (5)	450,442	5.4%	6.8%
Jeffrey Bertelsen	9,442	*	*
Alex B. Cimochowski (5)	30,406	*	*
Steven J. DiMarco	6,000	*	*
Kathleen P. Iverson (5)	113,627	1.4%	1.7%
Michael Proulx	8,238	*	*
Irene M. Qualters	41,500	*	*
Michael M. Selzer, Jr.	30,450	*	*
Executive Officer and Directors as a group (9 persons)	690,105	8.1%	10.1%

*	Less than 1%

(1)

Includes 125,000 shares for Dr. Case, 9,167 shares for Mr. Bertelsen, 22,500 shares for Mr. Cimochowski, 5,875 shares for Mr. DiMarco, 92,875 shares for Ms. Iverson, 8,075 shares for Mr. Proulx, 39,500 shares for Ms. Qualters, 27,000 shares for Mr. Selzer, and 329,992 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of June 27, 2008.

(2)	Based on an amendment to Schedule 13G filed April 9, 2008. Includes 300,700 shares over which sole voting power is exercised, and 578,906 shares over which shared voting power is exercised.

(3)

Based on an amendment to Schedule 13G filed April 10, 2008 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. Includes shares held by various investors for which T. Rowe Price Associates serves as investment advisor, including 885,837 shares over which it has sole dispositive power, and 885,037 shares over which it has sole voting power. T. Rowe Price disclaims beneficial ownership.

(4)

Based on Schedule 13G filed February 6, 2008. Represents shares over which Dimensional Fund Advisors has sole investment and voting power as investment advisor. Dimensional Fund Advisors disclaims beneficial ownership.

(5)

Includes, for Dr. Case 13,000 shares, for Mr. Cimochowski 4,425 shares, and for Ms. Iverson 155 shares, held by a spouse, or directly or in trust for children. Dr. Case disclaims beneficial ownership of such shares.

Compensation of Our Independent Directors

          None of Mr. Cimochowski, Ms. Qualters or Mr. Selzer receive any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. For 2007, we paid our independent directors an annual retainer of $7,500 plus directors’ fees of $1,000 per meeting of the Board of Directors attended in person and $500 per meeting of the Board of Directors attended by conference call. We also pay fees of $500 for each meeting of a committee attended that is not associated with a Board meeting. For 2008, we have increased the annual retainer to $25,000, but have not changed the meeting fees.

          Until 2008, each independent director received an option to purchase 4,500 shares on the date of each annual meeting at which he or she was reelected. These options, which were granted automatically under our Stock Option Plan for Non-Employee Directors, are fully exercisable from the date of grant at a price equal to the fair market value of our common stock on that date. This Stock Option Plan has been terminated, and instead our shareholders approved the Stock Grant Plan for Non-Employee Directors at our 2008 annual meeting. Under the Stock Grant Plan each non-employee director receives a grant of 1,000 shares at the annual meetings at which they are reelected. We do not provide any other stock awards, non-equity incentive compensation, pension benefits or any other form of compensation to our directors who are not employees.

          Dr. Case and Ms. Iverson, who are also employees and not independent directors, do not receive any additional compensation for service as Board members. During 2007, we provided the following compensation to directors who are not also employees:

Director Compensation

Name	Fees Earned or Paid in Cash($)	Option Awards[1]($)	Total ($)

Alex B. Cimochowski	$15,000	$33,726	$48,726
Irene M. Qualters	15,000	33,726	48,726
Michael M. Selzer, Jr.	15,000	33,726	48,726

1.

Represents the expense recorded in 2007 relative to options for each director. Because the options are fully vested on the date of grant, this column also represents the aggregate grant date fair value for each director. A discussion of the methods used in calculation of these values may be found in footnote 3 on page 36 of our annual report on Form 10-K. Options to purchase 22,500 shares for Mr. Cimochowski, 39,500 shares for Ms. Qualters and 27,000 shares for Mr. Selzer were outstanding at December 31, 2007. At our 2008 annual meeting, shareholders approved the Stock Grant Plan for Non-Employee directors and stock grants of 1,000 shares were awarded to each of Mr. Cimochowski, Ms. Qualters and Mr. Selzer.

Compensation of Our Executive Officers

          As part of our long-term incentives, we currently grant a combination of restricted stock units and stock options to our executive officers at our regularly scheduled Compensation Committee meetings in December of each year. In making grant decisions, our Compensation Committee reviews both the overall level of option holdings of each of our executives, and survey data from Radford regarding the median grant in terms of face value for equity incentives. The Committee also reviews the projected annual expense that would result from the new grants.

          For our executives, we attempt to provide one-third of this value in restricted stock and two-third’s in the form of stock options. For most executives we estimate the number of options necessary to place an annual grant at approximately the midpoint of competitive companies and grant 2/3 of this value in options and 1/3 as restricted stock units. The vesting of both forms of equity compensation commences one year from the date of grant and continues annually for four years. The grants made during any fiscal year are established as part of the compensation plan for the next fiscal year, and accordingly the grants we made in December 2007 took into account expense impact and other factors that had primary reference to our expected operations in 2008. The grants we made in 2007 were roughly equivalent to the size of grants to the same executives in 2006, with Ms. Iverson requesting a reduced grant to save expense and with slightly increased grants for other executives, although we have not yet determined the grant level for Dr. Case.

          Equity Grants. Our Compensation Committee also makes all grants to executive officers under our Stock Incentive Plan. It has been our policy since 2006 to make annual grants representing additional options or restricted stock units to employees and executives at the regularly scheduled meeting of the Committee held in December of each year. Grants to new executives are made at the regular meeting, or at a special meeting, scheduled after commencement of employment of the executive. We also periodically make grants to existing employees or executives upon promotion or to recognize exceptional performance. Such grants are made at regularly scheduled meetings of the Committee.

          All equity based grants under our Stock Incentive Plan have always been granted with an exercise price or value equal to the fair market value on the date of grant (the date of the meeting at which they are approved). We base fair market value on the closing price on the date of grant.

          Long-Term Incentives—Equity-Based Compensation. In part because the cyclical nature of our markets renders it difficult to predict long-term financial performance, and in part to avoid cash expense, our long-term incentives use equity based incentives. Although these incentives have traditionally been stock options, during 2006 we adopted a policy to grant restricted stock units, rather than options, to non-management employees and a combination of restricted stock units and options to executive officers and management employees. This change was made in part to reduce the aggregate expense we must recognize annually under SFAS 123(R) for these benefits. We also believe that restricted stock units provide a less variable form of benefit that is not lost if our performance does not increase substantially. For employees who have less influence on our growth, we believe this provides a more fair basis for incentive and more retention value. For managers who substantially influence long-term growth, however, we have retained options, which have no value if our stock performance declines, as a significant component of our long-term compensation.

           Outstanding Equity Awards at Fiscal Year-End. The following table lists the options and restricted stock units held by each of our executives at December 31, 2007. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares to which they are subject and most expire seven years from the date of grant. None of our executive officers exercised options during 2007.

	Option Awards					Restricted Stock Unit Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)

Ms. Iverson	13,500			$12.25	5/18/08
	50,000			11.87	2/15/12
	16,250			4.30	9/13/09
	15,000	15,000	[2]	11.42	5/16/12
	4,125	12,375	[3]	12.95	12/7/13
		13,350	[4]	12.34	12/7/14
						2,100	[3]	$25,158
						2,225	[4]	26,656

Dr. Case	50,000			6.02	2/14/10
	75,000			11.71	5/17/09

Mr. Bertelsen	5,000	5,000	[5]	14.60	7/26/12
	1,667	5,003	[3]	12.95	12/7/13
		6,700	[4]	12.34	12/7/14
						825	[3]	9,884
						1,100	[4]	13,178

Mr. Proulx	1,750			11.71	5/17/09
	5,000			10.00	12/5/10
	1,325	3,975	[3]	12.95	12/7/13
		3,500	[4]	12.34	12/7/14
						675	[3]	8,087
						550	[4]	6,589

Mr. DiMarco	5,000	5,000	[6]	12.86	12/7/12
	875	2,625	[3]	12.95	12/7/13
		3,500	[4]	12.34	12/7/14
						375	[3]	4,493
						550	[4]	6,589

1.	Based on closing price on December 31, 2007 of $11.98 per share.

2.	Vests with respect to 7,500 shares on May 16, 2008 and 2009.

3.	Vests with respect to 33% of the shares on December 7, 2008, 2009, and 2010.

4.	Vests with respect to 25% of the shares on December 7, 2008, 2009, 2010 and 2011.

5.	Vests with respect to 2,500 shares on July 26, 2008 and 2009.

6.	Vests with respect to 2,500 shares on December 7, 2008 and 2009.

          Other Benefit Arrangements.

          Employment Agreements. We do not have formal employment agreements with any of our executive officers, but instead have retained those officers under informal offer letters that expressly provide that employment is at will.

          Severance and Change in Control Arrangements. On May 19, 2008, the Compensation Committee of CyberOptics approved and Dr. Steven K. Case, the Chairman, Kathleen P. Iverson, the Chief Executive Officer and President, and Jeffrey Bertelsen, the Chief Financial Officer signed, severance pay agreements. The agreements provide for severance payments to the executive if the executive is terminated without cause, or the executive resigns for good reason, within two years after a change in control of CyberOptics. For such purposes, a change in control is defined as a change requiring disclosure under the proxy rules in federal securities laws, an acquisition by a person or group of more than 40% of the voting shares of CyberOptics, a change in a majority of the directors of CyberOptics other than by succession, an acquisition through merger in which CyberOptics is not the surviving corporation, or a purchase of substantially all of the assets of CyberOptics.

          Under the agreements, Dr. Case and Ms. Iverson would be entitled to a payment equal to twice the average compensation they had received during the three years prior to the change in control, and Mr. Bertelsen would be entitled to six months of such average compensation. The payments are subject to the limitation that they not cause any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, as amended. Consistent with Section 409A of the Code, the agreements provide that the payments would be made on the first day of the seventh month following termination of employment.

          In addition, the employment offer letters of Ms. Iverson and Mr. DiMarco provide that, if either is involuntarily terminated for any reason other than misconduct, they will receive a severance payment. For Ms. Iverson this severance payment is equal to 12 months salary and health insurance continuation, and for Mr. DiMarco this severance is equal to six months salary and health insurance continuation. Both of these severance benefits were negotiated with, and required by, the executive as a condition to employment. Ms. Iverson’s severance agreement also incorporates provisions of her existing offer letter obligating CyberOptics to pay her one year’s salary in the event she is terminated by CyberOptics without cause at any time other than during such two year period after a change in control.

          We do not have change in control agreements with any other executives.

          Our standard form option agreement and restricted stock unit agreement does provide for acceleration of vesting of all options and RSUs upon termination of employment without cause within two years of a change of control, or if the employee terminates employment for good reason within two years after a change of control. We have defined a “change of control” for these purposes as a change requiring disclosure under the proxy rules in federal securities laws, an acquisition by a person or group of more than 40% of our voting shares, a change in a majority of our directors other than by succession, an acquisition through merger in which we are not the surviving corporation, or a purchase of substantially all our assets. We believe this “double trigger” form of benefit in our RSUs and options would, if we were ever in the position of being acquired, provide comfort to employees and executives that they would not lose the future value of their equity benefits by being arbitrarily terminated because we are acquired.

          Recent Securities Transactions. Based on our records and on information provided to us by our directors, and executive officers and their affiliates, and subsidiaries, and except for the 1,000 shares that we granted to each of Mr. Cimochowski, Ms. Qualters and Mr. Selzer as of the date of our annual meeting, our directors and executive officers, and their affiliates, have not effected any transactions involving shares of our Common Stock during the 60 days prior to June 30, 2008.

          We maintained a stock repurchase program that was implemented through a 10b5-1 plan until May 27, 2008. Except through this program, neither CyberOptics nor any subsidiary or affiliate has effected any transaction involving shares of Common Stock during the 60 days prior to June 30, 2008.

The following table sets forth repurchases under such program and plan during this 60 day period:

Date	Shares	Price

5/2/2008	3,391	8.7439
5/5/2008	800	8.7575
5/6/2008	3,462	8.8358
5/7/2008	3,000	8.8070
5/8/2008	3,461	8.9400
5/9/2008	3,573	9.0002
5/12/2008	3,555	8.9838
5/13/2008	3,762	9.0126
5/14/2008	1,641	9.0157
5/15/2008	3,757	8.9976
5/16/2008	975	9.0100
5/19/2008	3,725	8.9200
5/20/2008	3,722	8.8834
5/21/2008	2,400	8.8492
5/22/2008	3,745	8.8615
5/23/2008	3,190	8.7863
5/27/2008	3,943	8.8999

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

          The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

          We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

          The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

          Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. Under the Exchange Act, our shares are eligible for deregistration such that we would no longer be obligated to file reports with the SEC if, among other things, the shares are held “of record” by fewer than 300 persons. For these purposes, “of record” includes registered holders plus certain categories of other persons, including participants in a depositary such as DTC. Although there are more than 3,000 beneficial owners of our shares, based on this definition, we have fewer than 300 record holders at commencement of the Offer, and technically could “deregister” under the Exchange Act by making application to the SEC. Registration under the Exchange

Act remains a condition to NASDAQ listing and we have no current intention of making application for deregistration of our shares.

13. Legal Matters; Regulatory Approvals

          We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14. United States Federal Income Tax Consequences

          The following describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

          This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle or partnerships or other pass-through entities). In particular, different rules, which are not discussed in this Offer to Purchase, may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership should consult their own tax advisors.

          As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

          Holders of shares that are not U.S. Holders (“foreign shareholders”) should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

          IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT (I) ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS DOCUMENT (INCLUDING ANY ATTACHMENT) IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX PENALTIES UNDER THE INTERNAL REVENUE CODE; (II) SUCH ADVICE WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

          Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

          Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

          Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares (including the Rights) for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares of our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

          If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares (including the Rights) for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares (including the Rights) exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Capital losses are subject to significant limitations.

          If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares (including the Rights) for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it may be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

          To the extent that amounts received pursuant to the Offer that are treated as dividends exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be added to any remaining shares held by such U.S. Holder. If the U.S. Holder has no remaining shares, the basis in the shares tendered could be lost.

          We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

          See Section 3 with respect to the application of U.S. withholding and backup withholding.

          THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN SHAREHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15. Extension of the Tender Offer; Termination; Amendment

          We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to Wells Fargo and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth in Section 7 have occurred and to reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to Wells Fargo and making a public announcement of such termination or postponement.

          Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the aggregate value of the shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service. In addition, we would file such press release as an exhibit to the Schedule TO.

          If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(i) we make any change to the price range at which we are offering to purchase shares in the Offer, (ii) decrease the available funds and thereby decrease the number of shares purchasable in the Offer, or (iii) increase the amount of funds available for share purchases and thereby increase the number of shares purchasable in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.

16. Fees and Expenses

          We have retained Laurel Hill Advisory Group, LLC to act as Information Agent and Wells Fargo Shareowner Services as Depositary in connection with the Offer. Laurel Hill may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Wells Fargo and Laurel Hill will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

          We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares in the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to Wells Fargo. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or Wells Fargo for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise described in Section 5.

17. Miscellaneous

          Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

          This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

          You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, Wells Fargo or the Information Agent.

          CyberOptics Corporation

          June 30, 2008

          The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of CyberOptics or his or her bank, broker, dealer, trust company or other nominee to Wells Fargo as follows:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
(for Guaranteed Deliveries only)

Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Dept. P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Dept. (800) 468-9716 (phone) (651) 450-2452 (fax)	Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Dept. 161 North Concord Exchange South St. Paul, Minnesota 55075

          Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to Wells Fargo.

          Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLC
100 Wall Street, 22nd floor
New York, NY 10005

Call toll-free: (888) 742-1305
Banks and brokers call collect: (917) 338-3181